Exhibit 99

Contact:	Randall Oliver (media) (323) 869-7607 randall.oliver@smartandfinal.com Richard Phegley (investors) (323) 869-7779 rick.phegley@smartandfinal.com

SMART & FINAL ANNOUNCES PLANS FOR CEO SUCCESSION

•	President Etienne Snollaerts To Assume CEO Role at Annual Meeting

•	Current CEO Ross E. Roeder To Continue as Chairman of the Board

LOS ANGELES, February 26, 2004 – Smart & Final Inc. (NYSE – SMF) today announced that as part of its long-term succession plan, Etienne Snollaerts, currently president and chief operating officer, will succeed Ross Roeder as chief executive officer. Roeder will remain chairman of the board of directors. The transition will be effective following the company’s 2004 annual meeting, which will be held on May 19, 2004 at the company’s corporate offices in Commerce, California.

Roeder has been chairman and chief executive officer of Smart & Final since January 1999 and has served on the company’s board of directors since 1984. He also served on the company’s predecessor boards of directors beginning in 1977.

“I’m proud of what we have accomplished since I joined the Smart & Final management team in 1999. Over that time, we’ve established strong store development programs in both of our store concepts, strengthened the management team, reinvigorated the company’s marketing programs, expanded and improved our product assortment, pioneered innovative retail technologies, and focused our efforts through divestiture of the loss-producing broadline foodservice businesses. After almost thirty years of association with Smart & Final, I look forward to continued involvement in the company’s exciting growth through my ongoing service on the board of directors and working closely with Etienne on a variety of company issues,” Roeder said.

In addition to becoming CEO, Snollaerts will remain president. He has been a member of the Smart & Final board of directors since 1998 and has served as president and chief operating officer since September 2003. Prior to assuming his current role, Snollaerts served as deputy general manager with Casino Guichard-Perrachon (Groupe Casino), a multi-format international retailer and 58.8 percent shareholder in Smart & Final.

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Smart & Final News

Snollaerts has broad operational and executive management experience and served Groupe Casino in various positions in retail distribution, store operations, buying and merchandising, supply chain management, information technology and international operations. As a member of Groupe Casino’s executive committee, he was responsible for overseeing its North American investments, including its ownership interest in Smart & Final.

Roeder stated, “I’m delighted to turn over the chief executive officer role at Smart & Final to Etienne Snollaerts, a colleague who has earned my respect and friendship over the past several years that we have worked together. Etienne knows the company well and is exceptionally qualified to lead our strong management team as Smart & Final continues to evolve and grow.”

Roeder concluded, “I am extremely confident in the future of Smart & Final. Our recently released financial results demonstrate the strength and potential of our continuing stores business. In the fourth quarter of 2003, our comparable store sales increased by seven percent excluding the impact of the southern California grocery strike, and that growth came from both of our store formats and across all geographic regions. Income from operations increased by 68 percent. Smart & Final is achieving great success, and Etienne is the right leader to move the company forward at this time.”

Snollaerts stated, “I am excited by the opportunities that we have at Smart & Final and with the expansion of my role in shaping the company’s future. Our store concepts are well positioned and are enjoying strong growth, largely due to the leadership of Ross Roeder over the past five years. We are indeed fortunate to have Ross’ continuing counsel, and I look forward to working with him, especially in the areas of investor, vendor and community relations.”

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 230 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

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Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Actual future results may differ materially depending on a variety of factors, including, but not limited to, increased competitive pressures, economic conditions, interruption and/or inability to obtain adequate supplies of products and adverse state or federal legislation or regulation that increases the cost of compliance or adverse findings by a regulator regarding existing operations. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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